Exhibit 99.2

Timberline Resources adds Ron Guill to its Board of Directors

November 9, 2007 – Coeur d’Alene – Timberline Resources Corporation (OTCBB:TBLC) announced today that Ron Guill has joined its Board of Directors.  Mr. Guill is the founder, owner, and general manager of Small Mine Development (“SMD”), one of the largest underground mine contractors in the United States.  Formed in 1982, SMD now has more than 300 full-time employees working at six mine sites, serving world-class clients including Barrick Gold and Newmont Mining.

Mr. Guill adds considerable expertise to the Timberline Board in areas ranging from executive management to underground mining and mine development.  He has demonstrated exceptional skill in growing SMD from a start-up venture to a position of industry leadership through a time period that included several severe downturns in the mining industry.  Mr. Guill also served as a trustee for the Northwest Mining Association which recognized him, and SMD, with their 2006 Platinum Award for Corporate Excellence.  He holds a degree in Mining Engineering from the Mackay School of Mines at the University of Nevada.

Timberline Executive Chairman John Swallow stated, “We are very pleased to welcome Ron to the Timberline Board.  His vast experience in mining services management and underground mining operations make him a highly complementary addition to our team as we continue to grow the mine services side of our business and advance our later-stage exploration projects.”

For more information about Timberline, please visit the Company’s website at www.timberline-resources.com.

Timberline Resources Corporation is a unique, growth-oriented company that combines positive cash flow from its ownership of Kettle Drilling, Inc. with "blue sky" upside from its mineral exploration division.  Timberline common stock trades on the OTC Bulletin Board under the symbol "TBLC."

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-KSB, as amended, for the year ended September 30, 2006. Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Contact Information:

John Swallow, Executive Chairman

Phone: (208) 664-4859

www.timberline-resources.com

Ian Cassel, Investor Relations

Phone: (717) 626-3991